CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Buffered Performance Leveraged Upside Securities due 2008	$ 12,443,000.00	$ 1,331.40

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 157
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
for Leveraged Index-Linked Securities	Dated January 3, 2007
Dated December 7, 2006	Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered PLUS due March 31, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of a Global Basket of Indices
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for leveraged index-linked securities and the prospectus, as supplemented or modified by this pricing supplement. At maturity you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash that may be more or less than the stated principal amount based upon the value of a weighted basket of indices at maturity.

Final Terms:

Basket:	Basket indices	Index weighting	Initial index level
	MSCI EAFE Index® (“MSCI EAFE”)	25%	2,080.51
	S&P 500® Index (“S&P”)	20%	1,416.60
	NASDAQ-100 Index® (“NASDAQ”)	20%	1,759.37
	MSCI Emerging Markets Index (“MSCI	15%	906.71
	EEM”)
	Nikkei 225 Index (“Nikkei”)	10%	17,353.67
	Energy Select Sector Index (“ESSI”)	10%	567.17
Aggregate principal amount:	$12,443,000
Maturity date:	March 31, 2008
Original issue date:	January 10, 2007, which is the fifth trading day following the pricing date
Pricing date:	January 3, 2007
Index setting date:	For each of the S&P, NASDAQ and ESSI, January 3, 2007. For each of the MSCI EAFE, MSCI EEM and
Nikkei, January 4, 2007.
Original issue price:	$10 per Buffered PLUS
Stated principal amount	$10 per Buffered PLUS
Interest rate:	None
Denominations:	$10 and integral multiples thereof
Payment at maturity:	An amount of cash per Buffered PLUS equal to:
If ending basket level is greater than the starting basket level at maturity:
• $10 + ($10 x basket return x upside leverage factor), subject to the maximum total return.
If ending basket level is equal to or less than the starting basket level, but has declined by an amount less than or equal to the buffer amount at maturity:
• the stated principal amount
If ending basket level has declined from the starting basket level by an amount greater than the buffer amount at maturity:
• $10 + [$10 x (basket return + buffer amount) x downside factor]
Maximum total return:	$11.325 per Buffered PLUS
Buffer amount:	10%
Observation date:	March 26, 2008, subject to adjustment for certain market disruption events
Upside leverage factor:	2
Downside factor:	1.1111
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	61750V873

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on PS-14.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to	Agent’s	Proceeds to
	Public	Commissions(1)	Company

Per PLUS	$10.00	$0.125	$9.875
Total	$12,443,000	$155,537.50	$12,287,462.50
(1) For additional information, see “Plan of Distribution” in the prospectus supplement for leveraged index-linked securities.

MORGAN STANLEY

Where You Can Find More Information

     Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for leveraged index-linked securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for leveraged index-linked securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for leveraged index-linked securities if you so request by calling toll-free 800-584-6837.

     You may access these documents on the SEC web site at www.sec.gov as follows:

  Prospectus Supplement for Leveraged Index-Linked Securities dated December 7, 2006:
   http://www.sec.gov/Archives/edgar/data/895421/000095010306002760/dp04197_424b2.htm

  Prospectus dated January 25, 2006:
   http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

     Terms used in this pricing supplement are defined in the prospectus supplement for leveraged index-linked securities or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

     “Performance Leveraged Upside Securities” and “PLUS” are our service marks.

Your Return on the Buffered PLUS

     No guaranteed return of principal; no interest. Unlike ordinary debt securities, the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity. If the ending basket level has declined from the starting basket level by an amount greater than the buffer amount, we will pay to you an amount in cash per Buffered PLUS that is less than the $10 stated principal amount of each Buffered PLUS by an amount equal to a 1.1111% loss of principal for each 1% decline in the basket. The Buffered PLUS are not callable prior to maturity.

     Payment at maturity. At maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the value of the underlying basket, determined as follows:

If the ending basket level is greater than the starting basket level at maturity:

•     $10 + ($10 x basket return x upside leverage factor),

     subject to the maximum total return of $11.325, or 113.25% of the stated principal amount of $10 for each Buffered PLUS,

     where,

basket return	=	the sum of the products, as calculated for each basket index, of the index return for such basket index and its respective index weighting upside leverage factor = 2

and where,

index return for each basket index	=	ending index level – initial index level
initial index level

and where,

initial index level	=	for each basket index, the index closing level on the
on the index setting date, as set out on the front page
of this pricing supplement

ending index level	=	for each basket index, the index closing level on the
observation date

If the ending basket level is equal to or less than the starting basket level, but has declined by an amount less than or equal to the buffer amount at maturity:

•     the stated principal amount of $10

If the ending basket level has declined from the starting basket level by an amount greater than the buffer amount at maturity:

•     $10 + [$10 x (basket return + buffer amount) x downside factor]

     where,

     buffer amount      =  10%

     downside factor  =  1.1111

The starting basket level, ending basket level and basket closing level will be calculated as follows:

starting basket level:	=	10

ending basket level:	=	the basket closing level on the observation date

basket closing level:	=	starting basket level + (basket return x starting basket level)

     Postponement of maturity date. If due to a market disruption event or otherwise, the observation date is postponed to a date later than the third scheduled trading day prior to the scheduled maturity date, the maturity date will be the third scheduled trading day following the observation date as postponed.

Hypothetical Payouts on the Buffered PLUS at Maturity

     For each Buffered PLUS, the following graph illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the basket. The PLUS Zone illustrates the leveraging effect of the upside leverage factor taking into account the maximum total return. The graph is based on the following terms:

•	Stated principal amount:	$10

•	Starting basket level:	10

•	Upside leverage factor:	2

•	Buffer amount:	10%

•	Maximum total return:	$11.325 (113.25% of the stated principal amount)

•	Downside leverage factor:	1.1111

     Where the ending basket level is greater than the starting basket level, the payment at maturity on the Buffered PLUS reflected in the graph below is greater than the $10 principal amount per Buffered PLUS, but in all cases is subject to the maximum total return. Where the ending basket level is less than or equal to the starting basket level but has declined by an amount less than or equal to the buffer amount, the payment at maturity is equal to the $10 stated principal amount per Buffered PLUS. Where the ending basket level has declined by more than the buffer amount, the payment at maturity on the Buffered PLUS shown in the graph below is less than the $10 stated principal amount per Buffered PLUS and reflects a 1.1111% loss of principal for each 1% decline below the buffer amount.

     You will realize the maximum payment at maturity at an ending basket level of 106.625% of the starting basket level, or 10.6625.

The Basket Indices

The MSCI EAFE Index®

     The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For a discussion of the MSCI EAFE Index®, see “Underlying Indices and Underlying Index Publishers Information— MSCI EAFE Index®” in the prospectus supplement for leveraged index-linked securities.

The S&P 500® Index

     The S&P 500® Index was developed by Standard & Poor’s® Corporation, which we refer to as S&P®, and is calculated, maintained and published by S&P. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. For a discussion of the S&P 500® Index, see “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index” in the prospectus supplement for leveraged index-linked securities.

The NASDAQ-100 Index®

     The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. For a discussion of the NASDAQ-100 Index see “Underlying Indices and Underlying Index Publishers Information— NASDAQ-100 Index” in the prospectus supplement for leveraged index-linked securities.

The MSCI Emerging Markets Index®

     The MSCI Emerging Markets Index® is calculated, published and disseminated daily by MSCI, and is designed to measure equity market performance in the global emerging markets. For further information about the MSCI Emerging Markets Index®, see Annex A to this pricing supplement “The MSCI Emerging Markets Index and the Energy Select Sector Index –The MSCI Emerging Markets Index.”

The Nikkei 225 Index

     The Nikkei 225 Index is a stock index calculated, published and disseminated by NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on the 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange representing a broad cross-section of Japanese industries. The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. For a discussion of the Nikkei 225 Index, see “Underlying Indices and Underlying Index Publishers Information— Nikkei 225 Index” in the prospectus supplement for leveraged index-linked securities.

The Energy Select Sector Index

     The Energy Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products, and which is calculated, published and disseminated by the American Stock Exchange LLC (“AMEX”). The Energy Select Sector Index is owned by S&P. For further information about the Energy Select Sector Index, see Annex A to this pricing supplement “The MSCI Emerging Markets Index and the Energy Select Sector Index –The Energy Select Sector Index.”

License Agreement between MSCI and Morgan Stanley

     “MSCI EAFE Index®” is a trademark of MSCI and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information— MSCI EAFE Index®— License Agreement between MSCI and Morgan Stanley.” in the prospectus supplement for leveraged index-linked securities. “MSCI Emerging Markets Index®” is a trademark of MSCI and we expect this trademark to be licensed for use by Morgan Stanley prior to the Pricing Date.

License Agreement between S&P and Morgan Stanley

     “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500”, “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index— License Agreement between S&P and Morgan Stanley” in the prospectus supplement for leveraged index-linked securities. “The Energy Select Sector Index” is owned by The McGraw-Hill Companies, Inc. has been licensed for use by Morgan Stanley in connection with Buffered PLUS. See Annex A to this pricing supplement “The MSCI Emerging Markets Index and the Energy Select Sector Index –The Energy Select Sector Index –License Agreement between S&P and Morgan Stanley.”

License Agreement between The Nasdaq Stock Market, Inc. and Morgan Stanley

     The “Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of The Nasdaq and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information —NASDAQ-100 Index — License Agreement between The Nasdaq Stock Market, Inc. and Morgan Stanley.” in the prospectus supplement for leveraged index-linked securities.

License Agreement between Nihon Keizai Shimbun, Inc. and Morgan Stanley

     As of the issue date of the Buffered PLUS, we will have received the consent of Nihon Keizai Shimbun, Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS. Nihon Keizai Shimbun, Inc. has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nihon Keizai Shimbun, Inc. See “Underlying Indices and Underlying Index Publishers Information— Nikkei 225 Index—License Agreement between NIKKEI and Morgan Stanley” in the prospectus supplement for leveraged index-linked securities.

Historical Information.

     The following graph sets forth the hypothetical historical performance of the basket (assuming that each of the basket indices is weighted as described in basket weightings above at January 3, 2007). The graph covers the period from January 1, 2002 through January 3, 2007. The graph does not attempt to show your expected return on an investment in the Buffered PLUS. The graph reflects the historical levels of the basket indices, including the effect of offset and correlation in the movement of these levels. The hypothetical historical performance of the basket and the historical performance of the basket indices should not be taken as an indication of their future performance.

     The following tables set forth the published high and low index closing values for each Basket Index, as well as end-of-quarter index closing levels for each quarter in the period from January 1, 2002 through January 3, 2007. The associated graph for each Basket Index charts the daily closing prices of the relevant Basket Index for the period January 1, 2002 through January 3, 2007. The MSCI EAFE closing level, the S&P closing level, the NASDAQ closing level, the MSCI EEM closing level, the Nikkei closing level and the ESSI closing level on January 3, 2007 were 2,080.51, 1,416.60, 1,759.37, 906.71, 17,353.67 and 567.17, respectively. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical levels, the historical price performance of the basket indices and the degree of correlation between the price trends of the Basket Indices (or lack thereof) should not be taken as an indication of future performance or trends.

MSCI EAFE

	High	Low	Period End

2002
First Quarter	1,179.43	1,060.01	1,155.60
Second Quarter	1,190.24	1,073.77	1,123.01
Third Quarter	1,128.11	881.44	897.05
Fourth Quarter	988.28	857.43	952.65
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter (through
January 3, 2007)	2,094.28	2,080.51	2,080.51

S&P

	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter (through
January 3, 2007)	1,416.60	1,415.61	1,415.61

NASDAQ

	High	Low	Period End

2002
First Quarter	1,675.03	1,348.25	1,452.81
Second Quarter	1,478.52	1,022.74	1,051.41
Third Quarter	1,060.89	832.52	832.52
Fourth Quarter	1,127.06	804.64	984.36
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter (through
January 3, 2007)	1,792.91	1,759.37	1,792.91

MSCI EEM

	High	Low	Period End

2002
First Quarter	351.46	317.45	351.43
Second Quarter	364.08	309.44	319.75
Third Quarter	331.22	266.11	266.11
Fourth Quarter	304.86	254.79	292.09
2003
First Quarter	308.01	269.71	272.27
Second Quarter	337.56	273.66	332.68
Third Quarter	386.10	336.74	377.63
Fourth Quarter	442.78	381.67	442.78
2004
First Quarter	488.37	443.14	482.06
Second Quarter	497.26	395.93	432.20
Third Quarter	466.57	418.51	464.15
Fourth Quarter	542.17	463.38	542.17
2005
First Quarter	588.68	518.25	548.69
Second Quarter	572.22	526.39	565.17
Third Quarter	661.32	562.60	661.32
Fourth Quarter	707.68	603.73	706.48
2006
First Quarter	791.85	707.01	787.80
Second Quarter	881.52	665.28	747.54
Third Quarter	789.97	710.33	778.17
Fourth Quarter	912.65	774.39	912.65
2007
First Quarter (through
January 3, 2007)	920.77	906.71	906.71

Nikkei

	High	Low	Period End

2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter (through
January 3, 2007)	17,353.67	17,353.67	17,353.67

ESSI

	High	Low	Period End

2002
First Quarter	292.88	247.58	290.16
Second Quarter	295.27	255.05	263.11
Third Quarter	263.16	198.13	212.13
Fourth Quarter	232.36	204.98	223.77
2003
First Quarter	230.57	206.82	224.14
Second Quarter	255.62	219.76	241.28
Third Quarter	250.31	228.77	240.88
Fourth Quarter	278.10	239.59	277.26
2004
First Quarter	302.10	276.17	294.43
Second Quarter	320.29	290.04	316.23
Third Quarter	353.22	306.47	351.45
Fourth Quarter	377.17	345.05	364.35
2005
First Quarter	449.73	347.93	430.36
Second Quarter	459.69	387.28	445.97
Third Quarter	546.42	452.98	538.17
Fourth Quarter	536.81	457.24	504.21
2006
First Quarter	580.97	511.61	545.56
Second Quarter	599.48	502.03	568.54
Third Quarter	590.16	510.10	536.54
Fourth Quarter	618.74	511.74	589.43
2007
First Quarter (through
January 3, 2007)	567.17	555.03	555.03

Use of Proceeds and Hedging. The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

     Prior to the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts in respect of the S&P, NASDAQ and Nikkei and positions in futures and stock in respect of the MSCI EAFE, MSCI EEM and ESSI. Such purchase activity could have increased the value of the basket indices, and therefore the value at which the basket indices must close on the observation date before you would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for leveraged index-linked securities.

Risk Factors

     Buffered PLUS do not pay interest or guarantee return of principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the ending basket level has declined from the starting basket level by more than the buffer amount, you will lose your principal by an amount equal to 1.1111% for each 1% decline in the ending basket level below the buffer amount.

     Appreciation potential is limited. The appreciation potential of Buffered PLUS is limited by the maximum total return of $11.325, or 113.25% of the stated principal amount. Although the upside leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 113.25% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the upside leverage factor is progressively reduced as the ending basket level exceeds approximately 106.625% of the starting basket level.

     Market price influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the Morgan Stanley.

     The Buffered PLUS are linked to foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. There is less publicly available information about companies in some of these jurisdictions than there is available for U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

     Not equivalent to investing in the basket. Investing in the Buffered PLUS is not equivalent to investing in the basket indices or their component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that comprise the basket indices.

     Changes in the value of one or more of the basket indices may offset each other. Price movements in the basket indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on the observation date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices. In addition, the basket is not equally weighted among the basket indices. Significant decreases in the value of the more heavily weighted indices could moderate or wholly offset increases in the prices of the other, less heavily weighted, indices.

     The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the our obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

     Secondary trading may be limited. There may be little or no secondary market for the Buffered PLUS.

     Adjustments to the basket indices could adversely affect the value of the Buffered PLUS. The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index; or may discontinue or suspend calculation or publication of the basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. Any of these actions could adversely affect the value of the Buffered PLUS.

     Potential adverse economic interest of MSCI and the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. MSCI and MS & Co., the calculation agent, are each our subsidiaries. MSCI is responsible for calculating and maintaining the MSCI EAFE and the MSCI EEM and the guidelines and policies governing their composition and calculation. Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the MSCI EAFE and the MSCI EEM and, consequently, the performance of the basket and therefore the value of the Buffered PLUS. The inclusion of a component stock in the MSCI EAFE and the MSCI EEM is not an investment recommendation by Morgan Stanley or MSCI of that security.

     As calculation agent, MS & Co., and other affiliates of ours have carried out and will continue to carry out hedging activities related to the Buffered PLUS or trade in the component stocks of the basket indices or other instruments related to the basket indices. The hedging or trading activities of our affiliates on or prior to the pricing date and on the observation date could have already and could continue to adversely affect the basket value and, as a result, could decrease the amount you may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the starting basket level and, as a result, could have increased the value at which the basket indices must close on the observation date before you receive a payment at maturity that exceeds the principal amount on the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the value of the basket indices on the observation date and, accordingly, the amount of cash you will receive at maturity.

     Although we believe that the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, the U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Fact Sheet — General Information — Tax Consideration” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Buffered PLUS, the timing and character of income from the Buffered PLUS might differ from the tax treatment described in the Tax Disclosure Sections. For example, under a certain characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the prospectus supplement for leveraged index-linked securities.

ERISA

     See “ERISA” in the prospectus supplement for leveraged index-linked securities.

United States Federal Income Taxation

     Although the Issuer believes the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

     Assuming this characterization of the Buffered PLUS is respected, the following U.S. federal income tax consequences would result. A U.S. Holder would not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange. Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss would generally be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

     Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for leveraged index-linked securities concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.

     The Issuer does not render any advice on tax matters. This material is not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the U.S. federal tax laws. You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Buffered PLUS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

ANNEX A

The MSCI Emerging Markets Index and the Energy Select Sector Index

The MSCI Emerging Markets Index

     The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI indices for the selected countries (the “Component Country Indices”). As of November, 2006, the MSCI Emerging Markets Index consisted of the following 27 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Sri Lanka, Taiwan, Thailand, Turkey and Venezuela. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

     Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The MSCI Emerging Markets Index has a base date December 31, 1987. We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

     In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

     MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the MPS. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

     Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

     BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE MPS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI Emerging Markets INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI Emerging Markets INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI Emerging Markets INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI

IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI Emerging Markets INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI Emerging Markets INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI Emerging Markets INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE AND THE SUPPLEMENTAL REDEMPTION AMOUNT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE MPS.

     MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the MPS to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination. It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

The Energy Select Sector Index

     The Energy Select Sector Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. The Energy Select Sector Index is calculated and published by AMEX and owned by S&P. Energy companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index, which serves as the benchmark for the Energy Select Sector SPDR Fund, was established with a value of 250.00 on June 30, 1998. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indexes represent all of the companies in the S&P 500® Index.

     Of the companies included in the S&P 500® Index, 31 were included in the Energy Select Sector Index as January 3, 2007.

     For a discussion of the S&P 500® Index, see “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index” in the prospectus supplement for leveraged index-linked securities.

License Agreement between S&P and Morgan Stanley.

     S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies of the right to use the Energy Select Sector Index, which is owned by S&P, in connection with the Buffered PLUS.

     The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

     The Buffered PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of the Energy Select Sector Index to track general stock market performance. S&P’s only relationship to us is the licensing of the Energy Select Sector Index to us, which is determined, composed and calculated by S&P without regard to us or the Buffered PLUS. S&P has no obligation to take our needs or the needs of the owners of the Buffered PLUS into consideration in determining, composing or calculating the Energy Select Sector Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ENERGY SELECT SECTOR INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ENERGY SELECT SECTOR INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ENERGY SELECT SECTOR INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.